Exhibit (h)(16)

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 28th day of December, 2009, by and between RBC FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.                Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.
B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.
C.	Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

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D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.
E.	Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.
F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.
G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.
H.	Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.
I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).
J.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).
K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.
L.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.
M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.
N.	Mail shareholder reports and Prospectuses to current shareholders.
O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.
P.	Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

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Q.	Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.
R.	Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state; provided that the Trust, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.
S.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder.
T.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.
U.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.
V.	In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBFS’ personnel and records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Trust.

3.                Additional Services to be Provided by USBFS

If the Trust so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following service that is further described and that may be subject to additional terms and conditions specified in Exhibit D, as such may be amended from time to time:

INFORMASM SERVICES

4.                Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. No delegation under this Section 4 shall relieve

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USBFS of any of its obligations under this Agreement and USBFS assumes full responsibility for the performance of any such obligations. Costs associated with such searches will be passed through to the Trust as out-of-pocket expenses in accordance with the fee schedule set forth in Exhibit C hereto.

5.                Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

USBFS acknowledges and represents that (1) it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot”) Act of 2001 and the Bank Secrecy Act (collectively the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects; and (2) it is subject to a rule implementing 31 U.S.C. 5318(h) (the anti-money laundering program provision of the USA Patriot Act) and is regulated by a federal functional regulator such as a federal banking regulator or the SEC.

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of identity theft and potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent identity theft and to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

(a)	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Fund;
(b)	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;
(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s

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anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;
(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and
(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

6.                Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.                Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
	(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
	(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and

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other laws of general application affecting the rights and remedies of creditors and secured parties;
	(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and
	(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.
B.		USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
	(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
	(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
	(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and
	(4)	It is a registered transfer agent under the Exchange Act.

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8.                Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall use best efforts and exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers, employees, agents, assigns and successors.
USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s directors, officers, employees, agents, assigns and successors.
Without limiting the generality of the foregoing, USBFS agrees to indemnify the Trust with respect to any and all of the following: ( (1) any claims arising out of or related to occurrences which USBFS is required to insure against pursuant to this Agreement or applicable law; (2) any claim of unlawful harassment or discrimination resulting from an action of USBFS or its employees, agents or representatives; (3) any claim or action arising out of or relating to any illness,

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other injury or death of a person, or damage to property, attributable to the negligence or misconduct of USBFS or its employees, agents or representatives.
Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.
Notwithstanding the above, USBFS reserves the right to reprocess and correct non-material administrative errors at its own expense. For material administrative errors, USBFS reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Trust and in such manner as agreed to by the Trust.
B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim with counsel reasonably satisfactory to the indemnitee, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

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D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.                Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.              Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBFS will promptly inform the Trust of such request if permitted by law to do so, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

11.               Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

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12.              Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

13.              Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years, thereafter continuing in effect for one (1) year terms. This Agreement may be terminated by either party upon giving 60 days prior written notice to the other party, or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBFS by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Notwithstanding the foregoing, the Trust may terminate this Agreement if the Trust exercises its right to terminate under its Custody Agreement with U.S. Bank, National Association, with no more notice than required for that termination. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

14.              Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense (which shall include only out of pocket costs and not personnel costs) of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any out of pocket expenses (not personnel costs) associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. Notwithstanding the foregoing, in the event that USBFS terminates this Agreement or if termination results from failure to perform in accordance with this Agreement (including negligent performance) or USBFS transfers this Agreement to an affiliate, the transfer to the successor shall be at the expense of USBFS, and if the form in which the Trust instructs that transfer be made to the successor

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differs from the form in which USBFS has maintained the same, USBFS shall pay any expenses associated with transferring the same in the form as instructed by the Trust.

13.              Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

14.              Governing Law

This Agreement shall be construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

15.              No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.              Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.              Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.              Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

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Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Trust shall be sent to:

RBC Funds Trust

100 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Attn: Erik Preus

Phone: 612-376-7164

Fax: 866-225-0541

19.              Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

20.              Insurance

USBFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties an responsibilities hereunder. Upon the request of the Trust, USBFS shall provide evidence that coverage is in place. USBFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. USBFS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by USBFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

(signatures on the following page)

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21.              Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

RBC FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Erik R. Preus	By:	/s/ Joe D. Redwine
Name: Erik R. Preus		Name: Joe D. Redwine
Title: President		Title: President

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Exhibit A

to the

Transfer Agent Servicing Agreement

Fund Names

Separate Series of RBC Funds Trust

Name of Series	Date Added
RBC Mid Cap Value Fund	December 30, 2009
RBC U.S. Long Government/Credit Fund	February 1, 2010
RBC U.S. Long Corporate Fund	February 1, 2010
RBC U.S. Investment Grade Corporate Fund	February 1, 2010
RBC U.S. High Yield Corporate Fund	February 1, 2010
RBC U.S. PRiSM 1 Fund	February 1, 2010
RBC U.S. PRiSM 2 Fund	February 1, 2010
RBC U.S. PRiSM 3 Fund	February 1, 2010
RBC U.S. Inflation-Linked Fund	February 1, 2010
RBC U.S. Securitized Asset Fund	February 1, 2010
Access Capital Community Investment Fund	February 13, 2010
Prime Money Market Fund	March 13, 2010
Tax-Free Money Market Fund	March 13, 2010
U.S. Government Money Market Fund	March 13, 2010
RBC Enterprise Fund	March 13, 2010
RBC Small Cap Core Fund	March 13, 2010
RBC Mid Cap Growth Fund	March 13, 2010
RBC Microcap Value Fund	March 13, 2010

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Exhibit B

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

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Exhibit C

to the

Transfer Agent Servicing Agreement – RBC Funds Trust

TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE at December, 2009

Annual Service Charges to the Fund

▪	Base Fee Per CUSIP	$3,500 /year
▪	NSCC Level 3 Accounts	$ 7.00 /open account
▪	Direct Accounts	$12.00 /open account
▪	Closed Accounts	$ 2.50 /closed account

Activity Charges

▪	Telephone Calls	$1.00 /minute
▪	Voice Response Calls	$0.40 /call

FAN WEB

Shareholder internet access to account information and transaction capabilities through a transparent link at the fund group web site. Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.

▪	FAN Web Select (Fund Groups under 50,000 open accounts)
	–	Annual Base Fee - $12,000 /year
▪	FAN Web Direct (API) – Quoted Separately
▪	Customization - $165 /hour
▪	Activity (Session) Fees:
	–	Inquiry - $0.15 /event
	–	Account Maintenance - $0.25 /event
	–	Transaction – Financial Transactions, Reorder Statements, etc. - $0.50 /event
	–	New Account Set-up - $3.00 /event (Not available with FAN Web Select)

Out-Of-Pocket Expenses

Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, programming, service/data conversion, AML verification services, special reports, insurance, record retention, processing of literature fulfillment kits, microfilm, microfiche, proxies, proxy services, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, data communication and implementation charges, travel, and training.

Additional Services

Available but not included above are the following services - Vision intermediary e-commerce, FAN Mail electronic data delivery, sales reporting data warehouse, investor e-mail services, literature fulfillment, lead conversion reporting, 12b-1 aging, Same Day Cash Flow System, and Short-Term Trader reporting.

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Exhibit C (continued) to the Transfer Agent Servicing Agreement – RBC Funds Trust SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE at December, 2009 (RBC Funds Trust)

VISION MUTUAL FUND GATEWAY

Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

▪        Inquiry Only

−      Inquiry - $0.05 /event

−      Per broker ID - $5.00 /month per ID

▪        Transaction Processing

−      Implementation - $5,000 /management company

−      Transaction – purchase, redeem, exchange, literature order - $0.50 /event

−      New Account Setup – may contain multiple fund/accounts - $3.00 /event

−      Monthly Minimum Charge - $500 /month

VISION ELECTRONIC STATEMENTS

▪        Implementation Fees

−      Develop eBusiness Solutions Software - $24,000 /fund group

−      Code Print Software - $10,000

▪        Load charges

−      $0.050 /image

▪        Archive charge (for any image stored beyond 2 years)

−      $0.015 /document

*Normal Vision ID and activity charges also apply.

FAN MAIL

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

▪        Base Fee Per Management Company – file generation and delivery - $6,000 /year

▪        Per Record Charge

−      Rep/Branch/ID - $.018

−      Dealer - $0.012

▪        Price Files - $0.002 or $1.75 /user per month, whichever is less

CLIENT Web DATA ACCESS

USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.

▪        Setup: MFx Portal - $3,000

▪        Service - $200 /user per month

▪        Access to the following systems included:

−      BDS – Statement Storage and Retrieval

−      ReportSource – Mainframe T/A Report Library

−      T/A Imaging – Thin Client AWD

−      FundSource – Comprehensive Fund Information

−      3270 – T/A Mainframe Access

▪  Custom Electronic File Exchange (DDS of delivery of TIP files) - $2,500 one time setup fee

CLIENT DEDICATED LINE DATA ACCESS

For USBFS clients requiring continuous on-line access to USBFS shareholder accounting systems, such as for client call center support:

▪        $7,000 /year per workstation for TA2000 AWD access

▪        Plus data communications setup and monthly charges based upon location and bandwidth

▪        Plus training billed at hourly rates plus out-of-pocket expenses

TRANSFER AGENT TRAINING SERVICES

▪        On-site at USBFS - $300 /day

▪        At client location - $300 /day plus travel and out-of-pocket expenses

17

Exhibit C (continued) to the Transfer Agent Servicing Agreement – RBC Funds Trust

Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades. Service can be applied to some or all funds within a fund family.

▪        90 days or less – $0.08 /open account

▪        91-180 days – $0.14 /open account

▪        181-270 days – $0.20 /open account

▪        271 days – 1 year - $0.26 /open account

▪        1 year – 2 years - $0.38 /open account

Cost Basis Reporting – Annual reporting of shareholder cost basis for direct accounts based upon an average cost single category basis calculation.

▪        $1.00 /direct open account per year

Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

▪        $500 setup /fund group of 1-5 funds, $1,500 setup /fund group of over 5 funds

▪        $0.12 /account per year

12b-1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $1.50 per open account per year.

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:

▪        $750 setup/fund group

▪        $10.00 /certificate transaction

E-Mail Services – Services to capture, queue, monitor, service and archive shareholder e-mail correspondence:

▪        $1,500 setup /fund group

▪        $500 /month administration

▪        $4.00 /received e-mail correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.

▪        $1,000 /fund group per month

Shareholder Performance Statements – We have a variety of features available for providing account or portfolio level performance information on investor statements. Actual costs will depend upon specific client requirements.

▪        Setup - $35,000 /fund group

▪        Annual Fee - $0.17 /open and closed account

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Exhibit C (continued) to the Transfer Agent Agreement – RBC Funds Trust (fees at December, 2009)

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

▪        $15.00 /qualified plan acct (Cap at $30.00 /SSN)

▪        $15.00 /Coverdell ESA acct (Cap at $30.00 /SSN)

▪        $25.00 /transfer to successor trustee

▪        $25.00 /participant distribution (Excluding SWPs)

▪        $25.00 /refund of excess contribution

▪        $25.00 /reconversion/recharacterization

Additional Shareholder Paid Fees

▪        $15.00 /outgoing wire transfer

▪        $15.00 /overnight delivery

▪        $5.00 /telephone exchange

▪        $25.00 /return check or ACH

▪        $25.00 /stop payment

▪        $5.00 /research request per account (Cap at $25.00 /request) (For requested items of the second calendar year [or previous] to the request)

Programming Charges

Charges incurred for customized services based upon fund family requirements including but not limited to:

▪        Fund setup programming (transfer agent system, statements, options, etc.) – estimate 10 hours per CUSIP

▪        Select reports – shareholder system queries for customized reporting, mailings, etc.

▪        File transmissions of client requested shareholder data file extracts

▪        Conversion programming

▪        Customized service development

▪        Voice response system setup (menu selections, shareholder system integration, testing, etc.) – estimated at 3 hours per fund family

▪        All other client specific customization and/or development services

Literature Fulfillment Services

▪        Account Management

−     $250 /month (account management, lead reporting and database administration)

▪        Out-of-Pocket Expenses

−     Kit and order processing expenses, postage, and printing

▪        Inbound Teleservicing Only

−     Account Management  –  $250 /month

−     Call Servicing  –  $5.00 /minute

▪        Lead Conversion Reporting

−     Account Management  –  $500 /month

−     Database Installation, Setup  –  $1,500 /fund group

−     Specialized Programming - (Separate Quote)*

▪        Web On-line Fund Fulfillment

−     Account Management  –  $500 /month

−     Installation, Setup  –  $2,500 /fund group

−     Per Literature Order  –  $0.40 /request

−     Follow-up Services Correspondence - $5.00 /item Fees exclude postage and printing charges.

−     Fees exclude postage and printing charges

▪        Fees exclude postage and printing charges.

▪

−     Correspondence - $5.00 /item

Fees exclude postage and printing charges.

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Exhibit D

to the

Transfer Agent Servicing Agreement – RBC Funds Trust

INFORMASM SERVICES

1.	Certain Definitions
Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:
	A.	“Informa SM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “Informa SM” which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users.
	B.	“INFORMA Services” means the services which are made available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.
	C.	“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.
	D.	“User(s)” means the consenting person(s) to whom E-Statements are made available.
	E.	“Fan Web” – Shareholder Internet access to account information and transaction capabilities. Internet service is connected directly to the fund group’s web site through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within a fund family, view transaction history, view, download, and print electronic statements, and purchase additional shares through the Automated Clearing House (“ACH”).
2.	Services Covered
USBFS shall allow access to INFORMA Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit D. By entering into the agreement with the Trust to provide services pursuant to this Exhibit D, USBFS hereby consents to extraction of Trust Files, as defined below, from TA2000 and instructs DST to extract Files from TA2000 for authorized Users.

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3.	Duties and Responsibilities of USBFS
USBFS shall:
	A.	Be responsible for designing, developing and maintaining a link on Trust’s website that allows Users to consent to E-Statement delivery. This consent will include: (1) a description of the electronic delivery medium (i.e., e-mail); (2) a description of the E-Statements that will be available electronically; (3) the duration of the consent’s effectiveness; (4) any costs associated with on-line document access; and (5) directions regarding how the User can revoke consent. Upon receipt of a User’s consent to receive E-Statements, USBFS shall stop sending paper statements to User. Upon receipt of a User’s revocation of consent, the User will thereafter receive paper statements.
	B.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site. The e-mail will contain a hyperlink that will take the User to the appropriate log-in page of the Trust’s Internet Site.
	C.	Through the consent process, ensure the User has the ability to print or retain the E-Statement.
	D.	Ensure the E-Statement is available for the User on the Trust’s Internet site for a minimum period of 12 months after delivery.
	E.	Ensure that Users are informed of the requirements to download PDF formatted E-Statements and are provided with any necessary software or technical assistance at no cost to facilitate viewing of PDF E-Statements.
	F.	Ensure that paper versions of E-Statements are available if any consent to receive documents were revoked or if the User specifically requests a paper copy ((regardless of whether consent to receive E-Statements was revoked).
	G.	Monitor any rejection (or “bounce”) of an E-Statement notification e-mail sent to a User. In the event an E-Statement notification e-mail is rejected and/or returned by a User’s e-mail system, USBFS shall mail a paper copy of the confirm or statement to the User. In the event that the paper copy of the confirm or statement is returned by the U.S. Postal Service as undeliverable, USBFS shall then utilize the lost shareholder due diligence searches and servicing procedures outlined in Section four (4) of this Transfer Agency Agreement.
	H.	If additional Internet Access Services become available during the term of this Agreement, USBFS shall offer the additional services to the Trust. To the extent the Trust elects to receive any or all of such additional services, this Exhibit D shall be amended.
4.	Duties and Responsibilities of the Trust
The Trust shall:

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	A.	Enter into an Internet Access Services Agreement with USBFS to gain access to “Fan Web” and agree to all terms and conditions of that agreement prior to or in conjunction with agreeing to the terms and conditions of this Exhibit D.
	B.	Revise and update the applicable prospectus and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for INFORMA, including disclaimers and information reasonably requested by USBFS.
	C.	Comply, and instruct Users to comply, with all the User enrollment and authorization procedures, including but not limited to the instructions regarding Notice of and Access to statements.
	D.	Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.
5.	System Maintenance
The Trust understands that USBFS and DST will have to perform periodic maintenance to the hardware and software used to provide INFORMA Services, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.
6.	Additional Representation and Warranty
The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the INFORMA site or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.
7.	Proprietary Rights
	A.	The Trust acknowledges and agrees that by virtue of subscribing to INFORMA Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to

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provide INFORMA Services owned by DST and licensed to USBFS. Any interfaces and software provided to the Trust in order to provide connectivity to INFORMA through USBFS shall be used by the Trust and Users only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’s prior written approval. The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder. The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.
B.	The INFORMA Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust. The Trust retains all rights in such intellectual property that may reside on the INFORMA Services site, not including any intellectual property provided by or otherwise obtained from USBFS. To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of the Trust is duplicated within the INFORMA Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect. This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust. The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.
C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such

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equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.
8.	Compensation
USBFS shall be compensated for providing INFORMA Services in accordance with the fee schedule set forth in Appendix 1 to this Exhibit D (as amended from time to time).
9.	Additional Indemnification; Limitation of Liability
	A.	USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE INFORMA SERVICES. Accordingly, USBFS’s sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in INFORMA Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume INFORMA Services as promptly as is reasonably possible.
	B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of INFORMA Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.
	C.	If an injunction is issued against the Trust’s and Users’ use of INFORMA Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use INFORMA Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify INFORMA Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.
	D.	Because the ability of USBFS to deliver INFORMA Services is dependent upon the Internet and equipment, software, systems, data and services provided by

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various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including DST, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of INFORMA Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with INFORMA Services.
	E.	The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via INFORMA Services. The Trust is responsible for advising Users of their responsibilities to promptly notify the Trust’s transfer agent of any errors or inaccuracies relating to data or other information made available via INFORMA Services with respect to the Trust’s shareholders.
	F.	USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.
10.	File Security and Retention; Confidentiality
	A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with INFORMA Services, the Files included in Appendix 1 to this Exhibit D or the names of Users (collectively, “Trust Files”). USBFS’s security provisions with respect to INFORMA Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of INFORMA Services.
	B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights

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and responsibilities described in this Exhibit D for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.
	C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.
11.	Warranties
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, INFORMA SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING INFORMA SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
12.	Duties in the Event of Termination
In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trust and End Users will immediately end their access to Informa Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

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Appendix I to Exhibit D of the Transfer Agent Agreement – RBC Funds Trust

INFORMA - fees at December, 2009

Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations, (financial transactions only, does not include maintenance confirmations), and send to consented shareowners notification of a new document to view.	Initial Setup	Recurring Charges
a. Document Loading, Storage and Access		$0.08 per statement
b. Document Consent Processing, Suppression, Notification		$0.35 per suppressed statement
c. Development & Implementation of Electronic Confirm Statements	$19,500
Note: Quarterly Minimum Fee $500

Electronic Investor Statement Presentation eStatements will load shareowner investor statements in a PDF format and send to consented shareowners notification of a new document to view.	Initial Setup	Recurring Charges
a. Document Loading, Storage and Access		$0.08 per statement
b. Document Consent Processing, Suppression, Notification		$0.35 per suppressed statement
c. Development & Implementation of Electronic Investor Statements	$7,500

Electronic Tax Presentation eTax will load TA2000 Tax forms and send to consented shareowners notification of a new document to view.	Initial Setup	Recurring Charges
a. Document Loading, Storage and Access		$0.08 per statement
b. Document Consent Processing, Suppression, Notification		$0.35 per suppressed statement
c. Development & Implementation of Electronic Tax Statements	$5,000

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Appendix I to Exhibit D (continued) – RBC Funds Trust (fees at December, 2009)

Electronic Compliance Presentation eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run	Initial Setup	Recurring Charges
a. Document Loading, Storage and Access
b. Document Consent Processing, Suppression, Notification		$0.35 per suppressed document
c. Development & Implementation of Electronic Compliance Documents	$6,000
Note : Annual Compliance Minimum Fee $5,000

FAN Web Transaction Fees	Initial Setup	Recurring Charges
View Consent Enrollment		$0.03 per transaction
Consent Enrollment		$0.13 per transaction
View Statements		$0.03 per view

Notes:

All pricing based upon contractual three-year term. Proposal is rough estimate based upon client request. Rates subject to change once formal business requirements are received and reviewed. Estimate is valid for 90 days based on the following conditions:

a. Document Loading, Storage and Access - Statements presented as PDF documents. Includes data preparation for web-based presentment, document loading, hot storage for two years (2) on primary DASD and WORM-media and unlimited access. Statements will be loaded for all accounts, regardless of consent.

b. Document Consent Processing, Suppression & Notification – On-line consent registration, paper suppression, processing, quality control and e-mail notification of document availability to an ISP address. Suppression and Notification volume will be determined by customer consent. E-mail notification of document availability to an ISP address. Notification volume will be determined by customer consent.

c. Document Setup & Development Fees-- Includes gathering business requirements and creation of functional specification document with record types II, AS, and AT, utilizing a DST OUTPUT MIMS data feed. Applies to major classes of documents (e.g. daily confirm, investor, and tax documents) and significantly different documents within a class (e.g. a high net worth statement). Document set up fees will be determined upon requirements gathering and defining project scope.

d. Consent options will be reflected on TA2000; Email tracking and reporting on TA2000 Electronic Media reports

e. Standard Development Fee- Fee assessed for any additional programming outside of the initial implementation scope or any additional post-production enhancements. $187.50 per hour.

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